Exhibit 19.1

ENLIVEN THERAPEUTICS, INC.

INSIDER TRADING POLICY

(As amended on February 6, 2025)

A.
POLICY OVERVIEW

Enliven Therapeutics, Inc. (together with any subsidiaries, collectively “Enliven”) has adopted this Insider Trading Policy (the “Policy”) to help you comply with the federal and state securities laws and regulations that govern trading in securities and to help Enliven minimize its own legal and reputational risk.

It is your responsibility to understand and follow this Policy. Insider trading is illegal and a violation of this Policy. In addition to your own liability for insider trading, Enliven, as well as individual directors, officers and other supervisory personnel, could face liability. Even the appearance of insider trading can lead to government investigations or lawsuits that are time-consuming, expensive and can lead to criminal and civil liability, including damages and fines, imprisonment and bars on serving as an officer or director of a public company, not to mention irreparable damage to both your and Enliven’s reputation.

For purposes of this Policy, Enliven’s Chief Legal Officer serves as the Compliance Officer. The Compliance Officer may designate others, from time to time, to assist with the execution of his or her duties under this Policy.

B.
Policy STATEMENT
1.
No Trading on Material Nonpublic Information. It is illegal for anyone to trade in securities on the basis of material nonpublic information. If you are in possession of material nonpublic information about Enliven, you are prohibited from:
a.
using it to transact in securities of Enliven;
b.
disclosing it to other directors, officers, employees, consultants, contractors or advisors whose roles do not require them to have the information;
c.
disclosing it to anyone outside of Enliven without the prior written authorization from the Compliance Officer, including to family, friends, business associates, investors or consulting firms, other than in the legitimate course of Enliven’s business activities; or
d.
using it to express an opinion or make a recommendation about trading in Enliven’s securities.

In addition, if you learn of material nonpublic information through your service with Enliven that could be expected to affect the trading price of the securities of another company, you cannot (x) use that information to trade, directly or indirectly through others, or (y) provide that information to another person in order to trade, in the securities of that other company. Any such action will be deemed a violation of this Policy.

2.
No Disclosure of Confidential Information. You may not at any time disclose material nonpublic information about Enliven or about another company that you obtained in connection with your service with Enliven, to friends, family members or any other person or entity that Enliven has not authorized to know such information. In addition, you must handle the confidential information of others in accordance with any related non-disclosure agreements and other obligations that Enliven has with them and limit your use of the confidential information to the purpose for which it was disclosed.

If you receive an inquiry for information from someone outside of Enliven, such as a stock analyst, or a request for sensitive information outside the ordinary course of business from someone outside of Enliven, such as a business partner, vendor, supplier or salesperson, then you should refer the inquiry to the Chief Financial Officer. Responding to a request yourself may violate this Policy and, in some circumstances, the law. Please consult Enliven’s External Communications Policy for more details.

3.
Definition of Material Nonpublic Information. “Material information” means information that a reasonable investor would be substantially likely to consider important in deciding whether to buy, hold or sell securities or would view as significantly altering the total mix of information available in the marketplace about the issuer of the securities. In general, any information that could reasonably be expected to affect the market price of a security is likely to be material. Either positive or negative information may be material.

It is not possible to define all categories of “material” information. However, some examples of information that could be regarded as material include, but are not limited to:

a.
financial results, key metrics, financial condition, earnings pre-announcements, guidance, projections or forecasts, particularly if inconsistent with Enliven’s guidance or the expectations of the investment community;
b.
restatements of financial results, or material impairments, write-offs or restructurings;
c.
changes in independent auditors, or notification that Enliven may no longer rely on an audit report;
d.
business plans or budgets;
e.
creation of significant financial obligations, or any significant default under or acceleration of any financial obligation;
f.
impending bankruptcy or financial liquidity problems;
g.
significant developments involving business relationships, including execution, modification or termination of significant agreements or orders with suppliers, distributors, manufacturers, CROs or other business partners;
h.
significant information relating to research and development of products or programs, such as new products or programs, major modifications to products or programs, toxicity and efficacy results, or other announcements of a significant nature;
i.
significant developments relating to Enliven’s clinical studies, including, without limitation, status, results and communications with regulatory agencies;

j.
significant developments relating to Enliven’s intellectual property;
k.
information concerning upcoming U.S. Food and Drug Administration actions or other significant regulatory developments, including significant new clinical trial results;
l.
significant legal developments, whether positive or negative, actual or threatened, including litigation or resolving litigation;
m.
major events involving Enliven’s securities, including calls of securities for redemption, adoption of stock repurchase programs, option repricings, stock splits, changes in dividend policies, public or private securities offerings, modification to the rights of security holders or notice of delisting;
n.
significant corporate events, such as a pending or proposed merger, joint venture or tender offer, a significant investment, the acquisition or disposition of a significant business or asset or a change in control of Enliven;
o.
major personnel changes, such as changes in senior management or employee layoffs;
p.
data breaches or other cybersecurity events;
q.
updates regarding any prior material disclosure that has materially changed; and
r.
the existence of a special blackout period.

“Material nonpublic information” means material information that is not generally known or made available to the public. Even if information is widely known throughout Enliven, it may still be nonpublic. Generally, in order for information to be considered public, it must be made generally available through media outlets, Enliven’s public communications or SEC filings.

After the release of information, a reasonable period of time must elapse in order to provide the public an opportunity to absorb and evaluate the information provided. As a general rule, at least one full trading day must pass after the dissemination of information before such information is considered public.

As a rule of thumb, if you think something might be material nonpublic information, you should treat it as such. You can always reach out to the Compliance Officer if you have questions.

C.
PERSONS COVERED BY THIS POLICY

This Policy applies to you if you are a director, officer, employee, consultant, contractor or advisor of Enliven, both inside and outside of the United States. To the extent applicable to you, this Policy also covers your immediate family members, persons with whom you share a household, persons who are your economic dependents and any entity whose transactions in securities you influence, direct or control such as a trust where you are acting as a trustee (“Related Persons”). You are responsible for making sure that these other individuals and entities comply with this Policy. This Policy, including without limitation, the trading restrictions, prohibited transactions, pre-clearance requirements, and 10b5-1 trading plans, shall not apply to an entity that engages in the investment of securities in the ordinary course of its business (e.g., a venture or investment fund) (a “Fund”) if such entity confirms to Enliven that it has established its own insider trading controls and procedures in compliance with applicable securities laws.

This Policy continues to apply even if you leave Enliven or are otherwise no longer affiliated with or providing services to Enliven, for as long as you remain in possession of material nonpublic information. In addition, if you are subject to a trading blackout under this Policy at the time you leave Enliven, you must abide by the applicable trading restrictions until at least the end of the relevant blackout period.

D.
Trading Covered by this Policy

Except as discussed in Section H (Exceptions to Trading Restrictions), this Policy applies to all transactions involving Enliven’s securities or other companies’ securities for which you possess material nonpublic information obtained in connection with your service with Enliven. This Policy therefore applies to:

1.
any purchase, sale, loan or other transfer or disposition of any equity securities (including common stock, options, restricted stock units, warrants and preferred stock) and debt securities (including debentures, bonds and notes) of Enliven and such other companies, whether direct or indirect (including transactions made on your behalf by money managers), and any offer to engage in the foregoing transactions;
2.
any disposition in the form of a gift of any securities of Enliven;
3.
any distribution to holders of interests in an entity if the entity is subject to this Policy; and
4.
any other arrangement that generates gains or losses from or based on changes in the prices of such securities including derivative securities (for example, exchangetraded put or call options, swaps, caps and collars), hedging and pledging transactions, short sales and certain arrangements regarding participation in benefit plans, and any offer to engage in the foregoing transactions.

There are no exceptions from insider trading laws or this Policy based on the size of the transaction or the type of consideration received.

E.
Trading Restrictions

Subject to the exceptions set forth below, this Policy restricts trading during certain periods and by certain people as follows:

1.
Quarterly Blackout Periods. Except as discussed in Section H (Exceptions to Trading Restrictions), all directors, officers and employees of Enliven and those consultants, contractors and advisors identified by Enliven must refrain from conducting transactions involving Enliven’s securities during quarterly blackout periods. Individuals subject to quarterly blackout periods will be informed by the Compliance Officer that they are listed on the covered persons list maintained by the Compliance Officer (the “Covered Persons List”). To the extent applicable to you, quarterly blackout periods also cover your Related Persons. Even if you are not specifically identified as being subject to quarterly blackout periods, you should exercise caution when engaging in transactions during quarterly blackout periods because of the heightened risk of insider trading exposure.

Except as provided in Section H, no person or entity covered by this Section E may purchase, sell or donate any securities of Enliven during the period beginning at 12:01 AM (Eastern) on the last day of February and the 20th day of each of April, July and October and ending, in each case, upon the completion of the first full trading day after the public announcement of earnings for such quarter.

The prohibition against trading during the blackout period also means that brokers cannot fulfill open orders on your behalf or on behalf of your Related Persons, during the blackout period, including “limit orders” to buy or sell stock at a specific price or better and “stop orders” to buy or sell stock once the price of the stock reaches a specified price. If you are subject to blackout periods or pre-clearance requirements, you should so inform any broker with whom such an open order is placed at the time it is placed.

From time to time, Enliven may identify other persons who should be subject to quarterly blackout periods, and the Compliance Officer may update and revise the Covered Persons List as appropriate.

2.
Special Blackout Periods. Enliven always retains the right to impose additional or longer trading blackout periods at any time on any or all of its directors, officers, employees, consultants, contractors and advisors. The Compliance Officer will notify you if you are subject to a special blackout period by providing to you a notice in writing. If you are notified that you are subject to a special blackout period, you may not engage in any transaction involving Enliven’s securities until the special blackout period has ended other than the transactions that are covered by the exceptions below. You also may not disclose to anyone else that Enliven has imposed a special blackout period. To the extent applicable to you, special blackout periods also cover your Related Persons.
3.
Regulation BTR Blackouts. Directors and officers may also be subject to trading blackouts pursuant to Regulation Blackout Trading Restriction, or Regulation BTR, under U.S. federal securities laws. In general, Regulation BTR prohibits any director or officer from engaging in certain transactions involving Enliven’s securities during periods when 401(k) plan participants are prevented from purchasing, selling or otherwise acquiring or transferring an interest in certain securities held in individual account plans. Any profits realized from a transaction that violates Regulation BTR are recoverable by Enliven, regardless of the intentions of the director or officer effecting the transaction. In addition, individuals who engage in such transactions are subject to sanction by the SEC as well as potential criminal liability. Enliven will notify directors and officers if they are subject to a blackout trading restriction under Regulation BTR. Failure to comply with an applicable trading blackout in accordance with Regulation BTR is a violation of law and this Policy.
F.
PROHIBITED TRANSACTIONS

You may not engage in any of the following types of transactions other than as noted below, regardless of whether you have material nonpublic information or not.

1.
Short Sales. You may not engage in short sales (meaning the sale of a security that must be borrowed to make delivery) or “sell short against the box” (meaning the sale of a security with a delayed delivery) if such sales involve Enliven’s securities.
2.
Derivative Securities and Hedging Transactions. You may not, directly or indirectly, (a) trade in publicly-traded options, such as puts and calls, and other derivative securities with respect to Enliven’s securities (other than stock options, restricted stock units and other compensatory awards issued to you by Enliven) or (b) purchase financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds), or otherwise engage in transactions, that hedge or offset, or are designed to hedge or offset, any decrease in the market value of Enliven equity securities either (i) granted to you by Enliven as part of your compensation or (ii) held, directly or indirectly, by you.
3.
Pledging Transactions. You may not pledge Enliven’s securities as collateral for any loan or as part of any other pledging transaction.
4.
Margin Accounts. You may not hold Enliven’s common stock in margin accounts.
G.
Pre-clearance of Trades

Enliven’s directors and officers who are subject to Section 16 of the Securities Exchange Act of 1934 and any other persons identified on the Covered Persons List of this Policy as being subject to pre-clearance requirements must obtain pre-clearance prior to making any of the trades in Enliven’s securities that are set out in Section D (Trading Covered by this Policy). In addition, Enliven’s officers who are subject to Section 16 of the Securities Exchange Act of 1934 must obtain pre-clearance for all stock option exercises. If you are subject to pre-clearance requirements, you should submit a pre-clearance request to the Compliance Officer by email at least two business days prior to your desired trade date. The request should include the following information:

1.
Name of person trading;
2.
Proposed trade date;
3.
Type of trade (sale, acquisition, cash exercise of options, sell-to-cover exercise of options, same-day-sale of options);
4.
Number of shares or options; and
5.
Manner of trade (i.e., purchasing on the open market, limit order, private purchase from Enliven, etc.)

The person requesting pre-clearance will be asked to certify that he or she is not in possession of material nonpublic information about Enliven. The Compliance Officer is under no obligation to approve a transaction submitted for pre-clearance and may determine not to permit the transaction.

If the Compliance Officer is the requester, then Enliven’s Chief Executive Officer, Chief Financial Officer, or their delegate, must pre-clear or deny any trade. All trades must be executed within two business days of any pre-clearance.

Even after pre-clearance, a person may not trade Enliven’s securities if they become subject to a blackout period or become aware of material nonpublic information prior to the trade being executed.

From time to time, Enliven may identify other persons who should be subject to the pre-clearance requirements set forth above, and the Compliance Officer may update and revise the Covered Persons List as appropriate.

H.
Exceptions to Trading Restrictions

There are no unconditional “safe harbors” for trades made at particular times, and all persons subject to this Policy should exercise good judgment at all times. Even when a quarterly blackout period is not in effect, you may be prohibited from engaging in transactions involving Enliven’s securities because you possess material nonpublic information, are subject to a special blackout period or are otherwise restricted under this Policy.

Other than the limited exceptions set forth below, any other exceptions to this Policy must be approved by the Compliance Officer, in consultation with Enliven’s board of directors or an independent committee of Enliven’s board of directors.

The following are certain limited exceptions to the quarterly and special blackout period restrictions and pre-clearance requirements imposed by Enliven under this Policy:

1.
stock option exercises where the purchase price of such stock options is paid in cash and there is no other associated market activity; for greater clarity, such market activity includes selling the shares that were exercised. Notwithstanding the foregoing, Enliven’s officers who are subject to Section 16 of the Securities Exchange Act of 1934 are required to have all stock option exercises pre-cleared in accordance with the requirements imposed by Enliven under this Policy;
2.
purchases pursuant to the employee stock purchase plan; however, this exception does not apply to subsequent sales of the shares;
3.
receipt and vesting of stock options, restricted stock units, restricted stock or other equity compensation awards from Enliven;
4.
net share withholding with respect to equity awards where shares are withheld by Enliven in order to satisfy tax withholding requirements, (x) as required by either Enliven’s board of directors (or a committee thereof) or the award agreement governing such equity award or (y) as you elect, if permitted by Enliven, so long as the election is irrevocable and made in writing at a time when a trading blackout is not in place and you are not in possession of material nonpublic information;
5.
sell to cover transactions where shares are sold on your behalf upon vesting of equity awards and sold in order to satisfy tax withholding requirements, (x) as required by either Enliven’s board of directors (or a committee thereof) or the award agreement governing such equity award or (y) as you elect, if permitted by Enliven, so long as the election is irrevocable and made in writing at a time when a trading blackout is not in place and you are not in possession of material nonpublic information; however, this exception does not apply to any other market sale for the purposes of paying required withholding;
6.
transactions made pursuant to a valid 10b5‑1 trading plan approved by Enliven (see Section I (10b5-1 Trading Plans) below);
7.
purchases of Enliven’s stock in the 401(k) plan resulting from periodic contributions to the plan based on your payroll contribution election; provided, however, that the blackout period restrictions and pre-clearance requirements do apply to elections you make under the 401(k) plan to (a) increase or decrease the amount of your contributions under the 401(k) plan if such increase or decrease will increase or decrease the amount of your contributions that will be allocated to an Enliven stock fund, (b) increase or decrease the percentage of your contributions that will be allocated to an Enliven stock fund, (c) move balances into or out of an Enliven stock fund, (d) borrow money against your 401(k) plan account if the loan will result in liquidation of some or all of your Enliven stock fund balance and (e) prepay a plan loan if the pre-payment will result in the allocation of loan proceeds to an Enliven stock fund;

8.
transfers by will or the laws of descent or distribution and, provided that prior written notice is provided to the Compliance Officer, distributions or transfers (such as certain tax planning or estate planning transfers) that effect only a change in the form of beneficial interest without changing your pecuniary interest in Enliven’s securities; and
9.
changes in the number of Enliven’s securities you hold due to a stock split or a stock dividend that applies equally to all securities of a class, or similar transactions.

If there is a Regulation BTR blackout (and no quarterly or special blackout period), then the limited exceptions set forth in Regulation BTR will apply. Please be aware that even if a transaction is subject to an exception to this Policy, you will need to separately assess whether the transaction complies with applicable law. The Compliance Officer is generally responsible for the administration and interpretation of this Policy.

I.
10b5-1 Trading Plans

Enliven permits its directors, officers and employees to adopt written 10b5‑1 trading plans in order to mitigate the risk of trading on material nonpublic information. These plans allow for individuals to enter into a prearranged trading plan as long as the plan is not established or modified during a blackout period or when the individual is otherwise in possession of material nonpublic information. To be approved by Enliven and qualify for the exception to this Policy, any 10b5‑1 trading plan adopted by individuals listed on the Covered Persons List must be submitted to the Compliance Officer for approval and comply with the requirements set forth in the Requirements for Trading Plans attached as Exhibit A. If the Compliance Officer is the requester, then Enliven’s Chief Executive Officer, Chief Financial Officer, or their delegate, must approve the written 10b5-1 trading plan.

J.
Section 16 Compliance

All of Enliven’s officers and directors and certain other individuals are required to comply with Section 16 of the Securities Exchange Act of 1934 and related rules and regulations which set forth reporting obligations, limitations on “short swing” transactions, which are certain matching purchases and sales of Enliven’s securities within a six-month period, and limitations on short sales.

To ensure transactions subject to Section 16 requirements are reported on time, each person subject to these requirements must provide Enliven with detailed information (for example, trade date, number of shares, exact price, etc.) about his or her transactions involving Enliven’s securities.

Enliven is available to assist in filing Section 16 reports, but the obligation to comply with Section 16 is personal. If you have any questions, you should check with the Compliance Officer.

K.
VIOLATIONS OF THIS POLICY

Enliven directors, officers, employees, consultants, contractors and advisors who violate this Policy may be subject to disciplinary action by Enliven, including ineligibility for future Enliven equity or incentive programs or termination of employment or an ongoing relationship with Enliven. Enliven has full discretion to determine (i) whether this Policy has been violated based on the information available, and (ii) the disciplinary action that will be taken if Enliven determines that the Policy has been violated.

There are also serious legal consequences for individuals who violate insider trading laws, including large criminal and civil fines, significant imprisonment terms and disgorgement of any profits gained or losses avoided. You may also be liable for improper securities trading by any person (commonly referred to as a “tippee”) to whom you have disclosed material nonpublic information that you have learned through your position at Enliven or made recommendations or expressed opinions about securities trading on the basis of such information.

Please consult with your personal legal and financial advisors as needed. Note that Enliven’s legal counsel, both internal and external, represent Enliven and not you personally. There may be instances where you suffer financial harm or other hardship or are otherwise required to forego a planned transaction because of the restrictions imposed by this Policy or under securities laws. If you were aware of the material nonpublic information at the time of the trade, it is not a defense that you did not “use” the information for the trade. Personal financial emergency or other personal circumstances are not mitigating factors under securities laws and will not excuse your failure to comply with this Policy. In addition, a blackout or trading-restricted period will not extend the term of your options. As a consequence, you may be prevented from exercising your options by this Policy or as a result of a blackout or other restriction on your trading, and as a result your options may expire by their term. In such instances, Enliven cannot extend the term of your options and has no obligation or liability to replace the economic value or lost benefit to you. It is your responsibility to manage your economic interests and to consider potential trading restrictions when determining whether to exercise your options.

L.
PROTECTED ACTIVITY NOT PROHIBITED

Nothing in this Policy, or any related guidelines or other documents or information provided in connection with this Policy, shall in any way limit or prohibit you from engaging in any of the protected activities set forth in Enliven’s Whistleblower Policy, as amended from time to time.

M.
Reporting

If you believe someone is violating this Policy or otherwise using material nonpublic information that they learned through their position at Enliven to trade securities, you should report it to the Compliance Officer, or if the Compliance Officer is implicated in your report, then you should report it to the Chief Executive Officer, Chief Financial Officer, or their delegate.

N.
ADMINSITRATION AND AmendmentS

The Compliance Officer shall have the authority to administer this Policy, to interpret this Policy and to make administrative decisions consistent with the purposes of this Policy.

Enliven reserves the right to amend this Policy at any time, for any reason, subject to applicable laws, rules and regulations, and with or without notice, although it will attempt to provide notice in advance of any change. Unless otherwise permitted by this Policy, any amendments must be approved by the Board of Directors, the Audit Committee or the Nominating and Corporate Governance Committee of Enliven.

EXHIBIT A

REQUIREMENTS FOR TRADING PLANS

For transactions under a trading plan to be exempt from (A) the prohibitions in Enliven’s Insider Trading Policy (the “Policy”) of Enliven Therapeutics, Inc. (together with any subsidiaries, collectively “Enliven”) with respect to transactions made while aware of material nonpublic information and (B) the pre-clearance procedures and blackout periods established under the Policy, the trading plan must comply with the affirmative defense set forth in Exchange Act Rule 10b5‑1 and other applicable law and must meet the following requirements (collectively, the “Trading Plan Requirements”):

1.
The trading plan must be in writing and signed by the person adopting the trading plan.
2.
The trading plan must be adopted at a time when:
a.
the person adopting the trading plan is not aware of any material nonpublic information; and
b.
there is no quarterly, special or other trading blackout in effect with respect to the person adopting the plan.
3.
The trading plan must be entered in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5‑1, and the person adopting the trading plan must act in good faith with respect to the trading plan.
4.
The trading plan must include representations that, on the date of adoption of the trading plan, the person adopting the trading plan:
a.
is not aware of material nonpublic information about the securities or Enliven; and
b.
is adopting the trading plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1.
5.
The person adopting the trading plan may not have entered into or altered an offsetting or hedging transaction or position with respect to the securities subject to the trading plan and must agree not to enter into any such transaction while the trading plan is in effect.

6.
The first trade under a trading plan for directors and officers (as defined in Rule 16a-1(f) of the Securities Exchange Act of 1934) may not occur until two business days after Enliven’s filing of the Form 10-Q or Form 10-K for the completed fiscal quarter in which the trading plan was adopted (but, in any event, this required cooling-off period shall be no fewer than 90 calendar days after, and no more than 120 calendar days after, the adoption of the trading plan). For all others, the first trade under the trading plan may not occur until 30 calendar days after the adoption of the trading plan.
7.
The trading plan must have a minimum term of one year (starting from date of adoption of the trading plan).
8.
No transactions may occur during the term of the trading plan (except for the “Exceptions to Trading Restrictions” identified in this Policy and bona fide gifts) except for those transactions specified in the trading plan, or except as approved by the Compliance Officer in writing. In addition, the person adopting the trading plan may not have an outstanding (and may not subsequently enter into any additional)

trading plan except as permitted by Rule 10b5-1. For example, as contemplated by Rule 10b5-1, a person may adopt a new trading plan before the scheduled termination date of an existing trading plan, so long as the first scheduled trade under the new trading plan does not occur prior to the last scheduled trade(s) of the existing trading plan and otherwise complies with these guidelines. Termination of the existing trading plan prior to its scheduled termination date may impact the timing of the first trade or the availability of the affirmative defense for the new trading plan; therefore, persons adopting a new trading plan are advised to exercise caution and consult with the Compliance Officer prior to the early termination of an existing trading plan.
9.
Any modification or change to the amount, price or timing of transactions under the trading plan is deemed the termination of the trading plan, and the adoption of a new trading plan (“Modification”). Therefore, a Modification must be submitted to the Compliance Officer for approval in accordance with Section I of the Policy and is subject to the same conditions as a new trading plan as set forth in Sections 1 through 8 herein.
10.
Within the one year preceding the adoption or a Modification of a trading plan, a person may not have otherwise adopted or made a Modification to a plan more than once.
11.
A person may adopt a trading plan designed to cover a single trade only once in any consecutive 12-month period except as permitted by Rule 10b5-1.
12.
If the person that adopted the trading plan terminates the plan prior to its stated duration, he or she may not trade in Enliven’s securities until after the expiration of 30 calendar days following termination, and then only in accordance with this Policy.
13.
Enliven must be promptly notified of any termination of the trading plan, including any suspension of trading under the trading plan.
14.
Enliven must have authority to require the suspension of the plan if there are legal, regulatory or contractual restrictions applicable to Enliven or the person that adopted the trading plan, or to require the cancellation of the trading plan at any time, subject to any reasonable broker notice requirements as may be set forth in the trading plan.
15.
If the trading plan grants discretion to a stockbroker or other person with respect to the execution of trades under the trading plan:
a.
the person adopting the trading plan may not exercise any subsequent influence over how, when or whether to effect purchases or sales under the plan;
b.
the person adopting the trading plan may not confer with the person administering the trading plan regarding Enliven or its securities; and
c.
the person administering the trading plan must provide prompt notice to Enliven of the execution of a transaction pursuant to the plan.
16.
The trading plan (including any Modification) must meet such other requirements as the Compliance Officer may determine.
17.
Any exceptions to the law set out in Exchange Act Rule 10b5‑1 and other applicable law or the requirements set out in sections 1 to 16 of this Exhibit A must be approved by the Compliance Officer or, in the case of directors and officers who are subject to Section 16 of the Securities Exchange Act of

1934, by the Compliance Officer, in consultation with Enliven’s board of directors or an independent committee of the board of directors.
18.
Any trading plans adopted or modified prior to February 27, 2023 (the “Effective Date”) are permitted to continue in place until all trades are executed thereunder or they expire by their terms (“Grandfathered Plans”). If the person undertakes a Modification of a Grandfathered Plan on or after the Effective Date, then the Modification must meet all of the requirements set forth herein.

M E M O R A N D U M

To: Directors, officers, employees, consultants, contractors and advisors of Enliven Therapeutics, Inc.

From: Enliven Therapeutics, Inc.

Date: [__], 2025

Re: Insider Trading Policy

_____________________________________________________________________________________

Attached is a copy of our Insider Trading Policy, which governs transactions involving trading in securities by directors, officers, employees, consultants, contractors and advisors of Enliven Therapeutics, Inc. (together with any subsidiaries, collectively “Enliven”). As described in the Insider Trading Policy, violations of insider trading laws can result in significant civil and criminal liability. Accordingly, please carefully review the materials provided.

After reading the Insider Trading Policy, please sign the receipt and acknowledgment at the bottom of this memorandum and return it to the Compliance Officer. The Insider Trading Policy applies to you regardless of whether you sign the receipt and acknowledgment at the bottom of this memorandum and return it to the Compliance Officer.

If you have any questions about the Insider Trading Policy or insider trading laws generally or about any transaction involving the securities of Enliven, please contact the Compliance Officer at compliance@enliventherapeutics.com.

Attachment(s)

Receipt and Acknowledgment

•
I have received and read the Insider Trading Policy.
•
I have received satisfactory answers to any questions that I had regarding the Insider Trading Policy and insider trading in general.
•
I understand and acknowledge that the Insider Trading Policy applies to me.
•
I understand and agree to comply with the Insider Trading Policy.
•
I understand that my failure to comply in all respects with the Insider Trading Policy is a basis for termination of my employment or other service relationship with Enliven as well as any other appropriate discipline that Enliven may determine in its sole discretion.
•
I understand and agree that Enliven may give stop transfer and other instructions to Enliven’s transfer agent with respect to transactions that Enliven considers to be in contravention of the Insider Trading Policy.

_____________________________________________

Signature Date

_____________________________________________

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